Exhibit 4.3

XYLEM INC.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

SUPPLEMENTAL INDENTURE NO. 2

Dated as of March 11, 2016

THIS SUPPLEMENTAL INDENTURE No. 2 (this “Supplemental Indenture No. 2”), dated as of March 11, 2016, is between XYLEM INC., an Indiana corporation (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of March 11, 2016 between the Company and the Trustee (the “Original Indenture”), as amended and supplemented by a Supplemental Indenture No. 1 dated as of March 11, 2016 between the Company and the Trustee (“Supplemental Indenture No. 1,”; the Original Indenture as so amended and supplemented, the “Base Indenture”; and the Base Indenture as further supplemented by this Supplemental Indenture No. 2, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, Section 9.01(g) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.02 or Section 3.01 of the Base Indenture;

WHEREAS, pursuant to Section 3.01 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 2.250% Senior Notes due 2023 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be as set forth in this Supplemental Indenture No. 2; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 2 and all requirements necessary to make this Supplemental Indenture No. 2 a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture No. 2 has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Relation to Base Indenture. This Supplemental Indenture No. 2 constitutes an integral part of the Base Indenture.

Section 1.02. Definition of Terms. For all purposes of this Supplemental Indenture No. 2:

(a) capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Supplemental Indenture No. 2 has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation; and

(e) the following terms have the meanings given to them in this Section 1.02(e):

“Business Day” shall mean any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

“Change of Control” shall mean the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s subsidiaries, taken as a whole, to one or more persons, other than to the Company or one of the Company’s subsidiaries; (2) the first day on which a majority of the members of the Company’s board of directors is not composed of directors who (a) were members of the Company’s board of directors on the issue date or (b) were nominated for election, elected or appointed to the Company’s board of directors with the approval of a majority of the directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the Company’s proxy statement in which such member was named as a nominee for election as a director); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s voting stock; (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution (other than the Company’s liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Change of Control Offer” shall have the meaning set forth in Section 4.01(a).

“Change of Control Purchase Price” shall have the meaning set forth in Section 4.01(a).

“Change of Control Triggering Event” shall mean the occurrence of both a Change of Control and a Ratings Downgrade Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” shall mean Clearstream Banking, société anonyme.

“Comparable Government Bond” shall mean, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” shall mean the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Depositary” shall mean, with respect to Notes issuable in whole or in part in the form of one or more Global Notes, a common depositary for the accounts of Clearstream and Euroclear.

“Euroclear” shall mean Euroclear Bank S.A./N.V.

“Fitch” shall mean Fitch Inc.

“Global Note” shall have the meaning set forth in Section 2.04.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(a).

“Make-Whole Redemption Price” shall have the meaning set forth in Section 3.01(a).

“Market Exchange Rate” shall mean the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board.

“Maturity Date” shall have the meaning set forth in Section 2.02.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Optional Redemption Price” shall have the meaning set forth in Section 3.01(b).

“Par Redemption Price” shall have the meaning set forth in Section 3.01(b).

“Rating Agency” shall mean (1) each of Fitch, Moody’s and S&P; or (2) if any of Moody’s Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Company as a replacement Rating Agency for Moody’s, Fitch or S&P as the case may be.

“Ratings Downgrade Event” shall mean that the Notes cease to be rated equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or replacement Rating Agencies selected by the Company on any date, during the 60-day period commencing upon the earlier of (1) the first public announcement of the Change of Control or the Company’s intention to effect a Change of Control and (2) the consummation of such Change of Control, which period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the Notes at the commencement of any such period, the Notes will be deemed to have ceased to be rated as described above during such period.

“Redemption Date” shall mean, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and such Notes.

“Remaining Scheduled Payments” shall mean, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such Redemption Date.

“S&P” shall mean Standard & Poor’s Rating Services.

“United States Alien Holder” shall mean any beneficial owner of a Note that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture,” “Supplemental Indenture No. 2” and “Notes” shall have the respective meanings set forth in the preamble and recitals to this Supplemental Indenture No. 2.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount. The Notes may be issued from time to time upon receipt by the Trustee of an Authentication Order pursuant to Section 3.03 of the Base Indenture. The initial issue date shall be March 11, 2016. There is hereby authorized a series of Securities designated as the 2.250% Senior Notes due 2023 limited in aggregate principal amount to €500,000,000 (except for additional Notes of such series authenticated and delivered in accordance with Section 3.01 of the Base Indenture and upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to the Base Indenture).

Section 2.02. Maturity. The date upon which all outstanding principal of the Notes shall become due and payable, together with any accrued and unpaid interest thereon, is March 11, 2023 (the “Maturity Date”).

Section 2.03. Payment and Appointment. Principal of, premium, if any, and interest on the Notes will be payable at the office of the Paying Agent or, at the Company’s option, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more Global Notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common depositary. The Company undertakes that, to the extent permitted by law, the Company will maintain a Paying Agent (or a nominee of such Paying Agent) in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

The Paying Agent, transfer agent and Security Registrar with respect to the Notes shall initially be the Trustee.

The Notes shall be issuable in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

All payments of interest and principal on the Notes, including payments made upon any redemption of the Notes, will be payable in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for the euro. The Market Exchange Rate most recently available on, or prior to, the second Business Day before the relevant determination date will be the basis for determining the equivalent of euro in the currency of the United States for any purpose under the Indenture, including for purposes of the definition of “outstanding” in Section 1.01 of the Indenture. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Section 2.04. Global Note. The Notes shall be issued initially in the form of a global security registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear (a “Global Note”). Deutsche Bank AG, London Branch shall initially serve as the Depositary for such Global Note. Unless and until such Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05. Interest. (a) The Notes will bear interest at a rate of 2.250% per annum from March 11, 2016, or from the most recent date to which interest has been paid or provided for, payable annually in arrears on March 11 of each year (each, an “Interest Payment Date”), commencing March 11, 2017 to Holders of record at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the Interest Payment Date or, if the Notes are represented by one or more Global Notes, the close of business on the Business Day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date; provided, however, that interest payable on the Maturity Date of the Notes or any Redemption Date of the Notes shall be payable to the person to whom the principal of such Notes shall be payable.

(b) Interest payable on the Notes on any Interest Payment Date, Redemption Date or Maturity Date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the Notes, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, Redemption Date or Maturity Date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, but no additional interest will accrue as a result of the delay in payment. If the Maturity Date or any Redemption Date of the Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. The rights of holders of beneficial interests in Notes to receive the payments of interest on such Notes are subject to the applicable procedures of Euroclear and Clearstream.

Section 2.06. No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 2.07. No Guarantee. The Notes will not be guaranteed by any Person or Persons.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption by Company. (a) At any time prior to December 11, 2022, the Company shall have the right at its option to redeem the Notes, as a whole or in part, at a redemption price (the “Make-Whole Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 40 basis points;

together with, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the Redemption Date.

With respect to any redemption occurring prior to December 11, 2022, the Company shall give the Trustee notice of the Make-Whole Redemption Price promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation.

(b) At any time on or after December 11, 2022, the Company shall have the right at its option to redeem the Notes, as a whole or in part, at a redemption price (the “Par Redemption Price” and together with the Make-Whole Redemption Price, each an “Optional Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed; plus, accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but excluding, the Redemption Date.

(c) Unless the Company defaults in payment of the Optional Redemption Price, on and after the Redemption Date, interest will cease to accrue on the applicable Notes or portions thereof called for redemption. On or before the Redemption Date, the Company will deposit with the Paying Agent or set aside, segregate and hold in trust (if the Company is acting as Paying Agent), funds sufficient to pay the Optional Redemption Price of, and accrued and unpaid interest on, such Notes to be redeemed on that Redemption Date. If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the Redemption Date, the particular Notes or portions thereof to be redeemed from the outstanding Notes not previously called for redemption in accordance with the procedures of Euroclear and Clearstream; provided that if the Notes are represented by one or more Global Notes, beneficial interests in the Notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.

(d) The Company may redeem the Notes prior to the Maturity Date in whole, but not in part, at a redemption price equal to 100% of their principal amount plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if the Company determines that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of issuance of the Notes, the Company has or will become obligated to pay additional amounts with respect to the Notes as set forth in Article 5 hereof. If the Company exercises its option to redeem the Notes pursuant to this clause (d), the Company will deliver to the Trustee a certificate signed by an authorized officer stating that the Company is entitled to redeem the Notes and an opinion of independent tax counsel to the effect that the circumstances described above exist.

(e) The Company will mail (or otherwise transmit in accordance with the applicable procedures of Euroclear or Clearstream) notice of such redemption to the registered address of each Holder of the Notes to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date.

Section 3.02. No Other Redemption. Except as set forth in Section 3.01, the Notes shall not be redeemable by the Company prior to the Maturity Date. The provisions of this Article 3 shall supersede any conflicting provisions contained in Article 11 of the Base Indenture.

ARTICLE 4

CHANGE OF CONTROL TRIGGERING EVENT

Section 4.01. Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes, the Company shall make an offer (the “Change of Control Offer”) to repurchase all or, at the Holder’s option, any part (equal to €100,000 or any multiple of €1,000 in excess thereof) of each Holder’s Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Price”) in accordance with the procedures set forth in this Section 4.01.

(b) Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall make the Change of Control Offer by mailing, or causing to be mailed, a notice to all Holders of Notes (with a copy mailed to the Trustee) describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to such payment date.

(c) On the payment date of the Change of Control Purchase Price as specified in the notice, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d) The Paying Agent shall promptly mail to each Holder who properly tendered Notes pursuant to the Change of Control Offer, the Change of Control Purchase Price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of €100,000 or a multiple of €1,000 in excess thereof.

(e) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, the Company shall make a Change of Control Offer treating the date of such termination or default as though it were the date of such Change of Control Triggering Event.

(f) The Company will not repurchase any Notes if there has occurred and is continuing on the relevant payment date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Purchase Price upon a Change of Control Triggering Event.

(g) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the offer provisions in respect of a Change of Control of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under such offer provisions by virtue of any such conflict.

ARTICLE 5

PAYMENT OF ADDITIONAL AMOUNTS

Section 5.01. Payment of Additional Amounts. The Company will, subject to the exceptions and limitations set forth below, pay to or on account of a beneficial owner of a Note who is not a United States person for U.S. federal income tax purposes such additional amounts as may be necessary to ensure that every net payment by the Company of the principal of and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable had no such deduction or withholding been required. However, the Company will not pay additional amounts for or on account of:

(i) any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of such person, if such person is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such person (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where required, by the Holder of any such Note for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ii) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(iii) any tax, assessment or other governmental charge imposed by reason of the Holder or beneficial owner’s past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

(iv) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any Note;

(v) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the Holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vi) any tax, assessment or other governmental charge that would not have been imposed but for a failure by the Holder or beneficial owner (or any financial institution through which the Holder or beneficial owner holds any Note or through which payment on the Note is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or complying with any requirements imposed under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the Notes or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous to comply with than these provisions as enacted on such date;

(vii) any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect affiliate of the Company;

(viii) any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from a payment on a Note upon presentation of such Note, where required, if such payment can be made without such deduction or withholding upon presentation of such Note, where required, to any other Paying Agent; or

any combination of two or more of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii)

, nor shall additional amounts be paid with respect to any payment on a Note to a United States Alien Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the Note.

Except as specifically provided in this Article 5, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

ARTICLE 6

FORM OF NOTES

Section 6.01. Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 7

ORIGINAL ISSUE OF NOTES

Section 7.01. Original Issue of Notes. Notes having an aggregate principal amount of €500,000,000 (subject to provisions of the Base Indenture with respect to authentication and delivery of additional Notes in accordance with Section 3.01 of the Base Indenture and upon registration of transfer of, or in exchange for, or in lieu of, other Notes)

may from time to time, upon execution of this Supplemental Indenture No. 2, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.03 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE 8

MISCELLANEOUS

Section 8.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture No. 2, is in all respects ratified and confirmed, and this Supplemental Indenture No. 2 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. All provisions included in this Supplemental Indenture No. 2 supersede any conflicting provisions included in the Base Indenture unless not permitted by law.

Section 8.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture No. 2. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.03. Governing Law. THIS SUPPLEMENTAL INDENTURE NO. 2 AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8.04. Separability Clause. In case any provision in this Supplemental Indenture No. 2 or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.05. Counterparts. This Supplemental Indenture No. 2 may be executed in any number of counterparts each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 2 to be duly executed as of the day and year first written above.

XYLEM INC.

By:	/s/ Samir Patel
	Name:	Samir Patel
	Title:	Corporate Vice President & Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By: Deutsche Bank National Trust Company

By:	/s/ Robert S. Peschler
	Name:	Robert S. Peschler
	Title:	Vice President

By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 2]

EXHIBIT A

[IF THIS NOTE IS TO BE A GLOBAL NOTE, INSERT:]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DEUTSCHE BANK AG, LONDON BRANCH TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEUTSCHE BANK AG, LONDON BRANCH (AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEUTSCHE BANK AG, LONDON BRANCH), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

XYLEM INC.

2.250% Senior Note due 2023

No.	€[ ]

CUSIP: 98419M AG5
ISIN: XS1378780891
Common Code No.: 137878089

XYLEM INC., a corporation organized and existing under the laws of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT Globenet Nominees Limited, as nominee of Deutsche Bank AG, London Branch, as common depositary for Euroclear Bank S.A/N.V. (“Euroclear”) and Clearstream Banking, société anyonyme, or registered assigns, [the principal sum of €             ]1 on March 11, 2023 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest at a rate of 2.250% per annum from March 11, 2016, or from the most recent date to which interest has been paid or provided for, payable annually in arrears on March 11 of each year (each, an “Interest Payment Date”), commencing March 11, 2017 to Holders of record at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the Interest Payment Date or, if the Notes are represented by one or more Global Notes, the close of business on the Business Day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date; provided, however, that interest payable on the Maturity Date of the Notes or any Redemption Date of the Notes shall be payable to the person to whom the principal of such Notes shall be payable.

Interest payable on the Notes on any Interest Payment Date, Redemption Date or Maturity Date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the Notes, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, Redemption Date or Maturity Date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the

[1]	USE THE FOLLOWING LANGUAGE INSTEAD FOR GLOBAL NOTES: [the principal sum as set forth in the Schedule of Increases or Decreases In Note attached hereto]

rulebook of the International Capital Markets Association. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, but no additional interest will accrue as a result of the delay in payment. If the Maturity Date or any Redemption Date of the Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. The rights of Holders of beneficial interests in Notes to receive the payments of interest on such Notes are subject to the applicable procedures of Euroclear and Clearstream.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

XYLEM INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS as Trustee By: Deutsche Bank National Trust Company

By:
Authorized Signatory

REVERSE OF NOTE

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture (the “Original Indenture”), dated as of March 11, 2016, between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee”, which term includes any successor trustee), as amended and supplemented by Supplemental Indenture No. 1, dated as of March 11, 2016, between the Company and the Trustee (“Supplemental Indenture No. 1”; the Original Indenture, as so amended and supplemented, the “Base Indenture”) and as further supplemented by Supplemental Indenture No. 2, dated as of March 11, 2016, between the Company and the Trustee (“Supplemental Indenture No. 2,”; the Base Indenture as so further supplemented, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to €500,000,000.

All terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

Principal of, premium, if any, and interest on the Notes will be payable at the office of the Paying Agent or, at the Company’s option, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more Global Notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common depositary. The Company undertakes that, to the extent permitted by law, the Company will maintain a Paying Agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

The Paying Agent, transfer agent and Security Registrar with respect to the Notes shall initially be the Trustee.

The Notes shall be issuable in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

All payments of interest and principal on the Notes, including payments made upon any redemption of the Notes, will be payable in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for the euro. The Market Exchange Rate most recently available on, or prior to, the second Business Day before the relevant determination date will be the basis for determining the equivalent of euro in the currency of the United States for any purpose under the Indenture, including for purposes of the definition of “outstanding” in Section 1.01 of the Indenture. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

The Notes of this series are not entitled to the benefit of any sinking fund.

At any time prior to December 11, 2022, the Company shall have the right at its option to redeem the Notes, as a whole or in part, at a redemption price (the “Make-Whole Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 40 basis points;together with, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the Redemption Date.

A-R-1

At any time on or after December 11, 2022, the Company shall have the right at its option to redeem the Notes, as a whole or in part, at a redemption price (the “Par Redemption Price” and together with the Make-Whole Redemption Price, each an “Optional Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed; plus, accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but excluding, the Redemption Date.

“Comparable Government Bond” shall mean, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” shall mean the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Remaining Scheduled Payments” shall mean, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such Redemption Date.

The Company may redeem the Notes prior to the Maturity Date in whole, but not in part, at a redemption price equal to 100% of their principal amount plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if the Company determines that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of issuance of the Notes, the Company has or will become obligated to pay additional amounts with respect to the Notes as set forth in Article 5 of Supplemental Indenture No. 2. If the Company exercises such option to redeem the Notes, the Company will deliver to the Trustee a certificate signed by an authorized officer stating that the Company is entitled to redeem the Notes and an opinion of independent tax counsel to the effect that the circumstances described above exist.

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes, the Company shall make an offer (the “Change of Control Offer”) to repurchase all or, at the Holder’s option, any part (equal to €100,000 or any multiple of €1,000 in excess thereof) of each Holder’s Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Price”) in accordance with the procedures set forth herein and in Supplemental Indenture No. 2.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall make the Change of Control Offer by mailing, or causing to be mailed, a notice to all Holders of Notes (with a copy mailed to the Trustee) describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to such payment date.

A-R-2

On the payment date of the Change of Control Purchase Price as specified in the notice, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder who properly tendered Notes pursuant to the Change of Control Offer, the Change of Control Purchase Price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of €100,000 or a multiple of €1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, the Company shall make a Change of Control offer treating the date of such termination or default as though it were the date of such Change of Control Triggering Event.

The Company will not repurchase any Notes if there has occurred and is continuing on the relevant payment date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Purchase Price upon a Change of Control Triggering Event.

The Company will, subject to the exceptions and limitations set forth below, pay to or on account of a beneficial owner of a Note who is not a United States person for U.S. federal income tax purposes such additional amounts as may be necessary to ensure that every net payment by the Company of the principal of and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable had no such deduction or withholding been required. However, the Company will not pay additional amounts for or on account of:

(i) any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of such person, if such person is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such person (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where required, by the Holder of any such Note for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ii) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(iii) any tax, assessment or other governmental charge imposed by reason of the Holder or beneficial owner’s past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

A-R-3

(iv) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any Note;

(v) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the Holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vi) any tax, assessment or other governmental charge that would not have been imposed but for a failure by the Holder or beneficial owner (or any financial institution through which the Holder or beneficial owner holds any Note or through which payment on the Note is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or complying with any requirements imposed under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the Notes or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous to comply with than these provisions as enacted on such date;

(vii) any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect affiliate of the Company;

(viii) any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from a payment on a Note upon presentation of such Note, where required, if such payment can be made without such deduction or withholding upon presentation of such Note, where required, to any other Paying Agent; or

any combination of two or more of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii)

, nor shall additional amounts be paid with respect to any payment on a Note to a United States Alien Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the Note.

Except as specifically provided in Article 5 of Supplemental Indenture No. 2, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

The Indenture contains provisions for defeasance of the obligations of the Company at any time upon compliance by the Company with certain conditions set forth therein, which provisions apply to the Notes of this series.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes of each series affected thereby and at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of a series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

A-R-4

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Securities, other than exchanges pursuant to Sections 3.04, 3.06, 9.06 and 11.07 of the Base Indenture.

Prior to due presentment of this Note for registration of transfer, and except as provided for in the Indenture, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes of this series are issuable in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

A-R-5

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is €[            ]. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee